Ex 99.1

FOR IMMEDIATE RELEASE
Thursday, January 22, 2009
Source: Photonic Products Group, Inc.

PPGI APPOINTS RICK STRANDLUND TO THE BOARD OF DIRECTORS

NORTHVALE, NJ, JANUARY 22 – Photonic Products Group, Inc. (OTC Bulletin Board: PHPG) today announced the appointment of N. E. Rick Strandlund to its Board of Directors.  He will serve under this appointment until the annual election of directors expected to be in May 2009.

Mr. Strandlund comes to the Board of Photonics Products Group, Inc. with significant experience in the photonics manufacturing and marketing arenas having served the bulk of his career with companies involved in the fabrication and thin-film coating of sophisticated optics and the manufacture of lasers.  His experience includes a variety of management and executive positions with Optical Coating Laboratory, Inc., a public company in Santa Rosa, CA. where he was employed from 1973 to 1996.  From 1986 to 1996, he served as the Vice President and General Manager of the company’s Commercial Products Division and the flagship Santa Rosa Division.  Mr. Strandlund also served as the President and CEO of Research Electro-Optics, Inc., a privately owned manufacturer of optics, thin-film coatings, and lasers in Boulder, CO from 1997 to 2004.  He currently serves as the Chairman of the Board, President and CEO of NanoProducts Corporation in Longmont, CO.  Mr. Strandlund holds a Bachelor of Science degree in Aerospace Engineering from San Diego State University and a Masters degree in Management from Golden Gate University.

John Rich, Chairman of the Board, commented, “We are extremely pleased to be able to bring Rick into our Board.  He adds extensive experience and knowledge regarding our manufacturing processes, products and markets as we move Photonic Products Group forward.”

Founded in 1973, Photonic Products Group, Inc. develops, manufactures, and markets products and services for use in diverse Photonics industry sectors via its portfolio of distinctly branded businesses. INRAD specializes in crystal-based optical components and devices, laser accessories and instruments. Laser Optics specializes in precision custom optical components, assemblies, and optical coatings. MRC Optics’ business specializes in precision diamond turned optics, metal optics, and opto-mechanical and electro-optical assemblies. PPGI’s customers include leading corporations in the Defense and Aerospace, Laser Systems, and Process Control and Metrology sectors of the Photonics Industry, as well as the U.S. Government.  Its products are also used by researchers at National Laboratories and Universities world-wide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as "believes", "expects", “should”, "will", "plan", “anticipate”, “probably”, “targeting” or similar words.  Any forward looking statements made in this news release are made as of the date hereof and Photonic Products Group, Inc. does not assume any obligation to update publicly any forward looking statement.